EXHIBIT 10.3

AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (the “Agreement”) is made effective as of January 3, 2022 (the “Effective Date”), by and between ESSA Bank & Trust, a Pennsylvania chartered stock savings bank with its principal office in Stroudsburg, Pennsylvania (the “Bank”), ESSA Bancorp, Inc. a Pennsylvania-chartered corporation that owns 100% of the common stock of the Bank (the “Company”), and Peter A. Gray (“Executive”).  Any reference to the “Employer” shall mean both the Company and the Bank.
WHEREAS, the Executive is currently employed as Executive Vice President and Chief Banking Officer of the Employer pursuant to an employment agreement dated as of March 29, 2017 (the “Prior Agreement”); and
WHEREAS, the Employer and the Executive desire to amend and restate the Prior Agreement to make certain changes to the Prior Agreement, as set forth herein.
NOW, THEREFORE, in consideration of the mutual covenants herein contained, and upon the other terms and conditions hereinafter provided, the parties hereby agree as follows:
1. POSITION AND RESPONSIBILITIES.
During the period of his employment hereunder, Executive agrees to serve as Senior Executive Vice President and Chief Operating Officer of the Employer (the “Executive Position”), and will perform the duties and will have all powers associated with such position as set forth in any job description provided to Executive by the Bank, and as may be set forth in the bylaws of the Bank.  During the period provided in this Agreement, Executive also agrees to serve, if elected, as an officer of any subsidiary or affiliate of the Bank, and in such capacity carry out such duties and responsibilities reasonably appropriate to that office.
2. TERM AND DUTIES.
(a) Fixed Three Year Term.  The term of this Agreement shall begin as of the Effective Date and shall continue thereafter for a period of three years (“Employment Period”).  This Agreement may be extended further at the discretion of the Board of Directors of the Employer (the “Board”). Notwithstanding anything herein to the contrary, in the event that the Company or Bank enters into a definitive agreement (“Change in Control Agreement”) to engage in a transaction that would be considered a Change in Control (as defined herein) or a Change in Control otherwise occurs, this Agreement shall automatically renew and shall remain in effect for a period of three (3) years following the effective time of the Change in Control; except in the event that the Change in Control Agreement is terminated or the Change in Control does not occur, the term of this Agreement will not so renew.
(b) Continued Employment Following Termination of Employment Period.  Nothing in this Agreement shall mandate or prohibit a continuation of Executive’s employment following the expiration of the Employment Period upon such terms and conditions as the Employer and Executive may mutually agree.

(c) Duties; Membership on Other Boards.  During the Employment Period, except for periods of absence occasioned by illness, reasonable vacation periods, and reasonable leaves of absence approved by the President and Chief Executive Officer (“CEO”), Executive shall devote substantially all his business time, attention, skill, and efforts to the faithful performance of his duties hereunder including activities and services related to the organization, operation and management of the Employer; provided, however, that, with the approval of the CEO, Executive may serve, or continue to serve, on the boards of directors of, and hold any other offices or positions in, business companies or business organizations, which, in the CEO’s judgment, will not present any conflict of interest with the Employer, or materially affect the performance of Executive’s duties pursuant to this Agreement it being understood that membership in and service on boards or committees of social, religious, charitable or similar organizations does not require CEO approval pursuant to this Section 2(c). For purposes of this Section 2(c), CEO approval shall be deemed to have been granted as to service with any such business company or organization that Executive was serving as of the date of this Agreement.
3.  COMPENSATION, BENEFITS AND REIMBURSEMENT.
(a) Base Salary.  The compensation specified under this Agreement shall constitute the salary and benefits paid for the duties described in Section 2.  The Employer shall pay Executive as compensation a salary of not less than $312,143 per year (“Base Salary”).  Such Base Salary shall be payable biweekly, or with such other frequency as officers and employees are generally paid. During the period of this Agreement, Executive’s Base Salary shall be reviewed at least annually. Such review may be conducted by the CEO, and the Employer may increase, but not decrease (except a decrease that is generally applicable to all employees) Executive’s Base Salary (with any increase in Base Salary to become “Base Salary” for purposes of this Agreement).
(b) Bonus and Incentive Compensation.  Executive will be entitled to incentive compensation and bonuses as provided in any plan of the Employer in which Executive is eligible to participate.  Nothing paid to Executive under any such plan or arrangement will be deemed to be in lieu of other compensation to which Executive is entitled under this Agreement.
(c) Employee Benefits.  The Employer will provide Executive with employee benefit plans, arrangements and perquisites substantially equivalent to those in which Executive was participating or otherwise deriving benefit from immediately prior to the beginning of the term of this Agreement, and the Employer will not, without Executive’s prior written consent, make any changes in such plans, arrangements or perquisites which would adversely affect Executive’s rights or benefits thereunder, except as to any changes that are applicable to all participating employees or as reasonably or customarily available.  Without limiting the generality of the foregoing provisions of this Section 3(c), Executive will be entitled to participate in or receive benefits under any employee benefit plans including, but not limited to, retirement plans, supplemental retirement plans, pension plans, profit-sharing plans, health-and-accident insurance plans, medical coverage or any other employee benefit plan or arrangement made available by the Employer in the future to its senior executives, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements.

(d) Paid Time Off.  Executive shall be entitled to paid vacation time each year during the Employment Period (measured on a fiscal or calendar year basis, in accordance with the Employer’s usual practices), as well as sick leave, holidays and other paid absences in accordance with the Employer’s policies and procedures for senior executives.  Any unused paid time off during an annual period shall be treated in accordance with the Employer’s personnel policies as in effect from time to time.
(e) Expense Reimbursements.  During the Employment Period, the Employer shall pay or reimburse Executive for all reasonable travel, entertainment and other reasonable expenses incurred by Executive during the course of performing his obligations under this Agreement, upon presentation to the Employer of an itemized account of such expenses in such form as the Employer may reasonably require.  All reimbursements under this Section 3(e) shall be paid as soon as practicable by the Employer; provided, however, that no payment shall be made later than March 15 of the year immediately following the year in which the expense was incurred.
4. PAYMENTS TO EXECUTIVE UPON AN EVENT OF TERMINATION.
(a) Upon the occurrence of an Event of Termination (as herein defined) during Executive’s term of employment under this Agreement, the provisions of this section shall apply. As used in this Agreement, an “Event of Termination’’ shall mean and include any one or more of the following, as set forth in Section 4(a)(i), (ii) or (iii):
(i) the involuntary termination by the Employer of Executive’s full-time employment hereunder for any reason other than a Termination for Cause or a termination for Disability; and
(ii) Executive’s voluntary resignation from the Employer’s employ upon any of the following (which shall be treated as termination of employment for “Good Reason”), unless consented to by Executive:
(A)  prior to a Change in Control, failure to appoint or re-appoint Executive to the level of Senior Executive Vice President
(B) on or after a Change in Control, failure to appoint or re-appoint Executive to the title and position that the Executive held immediately prior to a Change in Control, or a material change in Executive’s function, duties, or responsibilities as compared to the Executive’s function, duties or responsibilities immediately prior to a Change in Control, which change would cause Executive’s position to become one of lesser responsibility, importance, or scope, to which Executive has not agreed in writing (and any such material change shall be deemed a continuing breach of this Agreement);
(C) a relocation of Executive’s principal place of employment to a location that is more than 50 miles from the location of the Employer’s principal executive offices as of the date of this Agreement;
(D) on or after a Change in Control, a reduction in Base Salary as compared to the Executive’s Base Salary immediately prior to a Change in Control;

(E) a liquidation or dissolution of the Bank or the Company other than liquidations or dissolutions that are caused by reorganizations that do not affect the status of the Executive; or
(F) a material breach of this Agreement by the Employer.
Upon the occurrence of any event described in clause (ii) above, Executive shall have the right to elect to terminate his employment under this Agreement by resignation within 90 days after the event giving rise to said right to elect, which termination by Executive shall be an Event of Termination.  The Employer shall have at least 30 days to remedy any event set forth in clauses (ii)(A) through (F) above; provided, however, that the Employer shall be entitled to waive such period and make an immediate payment hereunder.  If the Employer remedies the event within such 30 day cure period, then no Good Reason shall be deemed to exist with respect to such event.  If the Employer does not remedy the event within such 30 days cure period, then the Executive may deliver a Notice of Termination for Good Reason at any time within 60 days following the expiration of such cure period.
(iii) Within 24 months following a Change in Control (as defined in Section 5 below), the Executive’s employment is involuntarily terminated without Cause or the Executive voluntarily resigns for Good Reason.
No payments or benefits shall be due to Executive under this Agreement upon the termination of Executive’s employment except as provided in this Section 4.
(b) Within 30 days following the occurrence of an Event of Termination under Section 4(a)(i), Section 4(a)(ii) or 4(a)(iii) of this Agreement, the Employer shall pay Executive, or, in the event of his subsequent death, his beneficiary or beneficiaries, or his estate, as the case may be, as severance pay or liquidated damages, or both, a lump sum cash amount equal to three times the sum of (i) the highest annual rate of Base Salary paid to Executive at any time under the Agreement or the Prior Agreement, plus (ii) the highest bonus paid to Executive with respect to the three completed fiscal years prior to the Event of Termination.  Such payments shall not be reduced in the event Executive obtains other employment following termination of employment.
(c) Within 30 days following the occurrence of an Event of Termination under Section 4(a)(i), Section 4(a)(ii) or 4(a)(iii) of this Agreement, the Employer shall pay Executive, or in the event of his subsequent death, his beneficiary or beneficiaries, or his estate, as the case may be, a lump sum equal to the excess, if any, of the present value of the benefit that Executive would have been entitled to under the Employer’s defined benefit pension plan if Executive had continued working for the Employer for 36 months after the effective date of such Event of Termination, over the present value of the benefits to which Executive was actually entitled as of the effective date of such Event of Termination provided that the Executive is a participant in the defined benefit pension plan.
(d) Upon the occurrence of an Event of Termination under Section 4(a)(i), Section 4(a)(ii) or 4(a)(iii) of this Agreement, the Employer will provide at the Employer’s expense, life insurance and non-taxable medical, dental and vision coverage substantially comparable, as reasonably or customarily available, to the coverage maintained by the Employer for Executive prior to his termination, except to the extent such coverage may be changed in its application to all Employer employees.  Such coverage shall cease 36 months following the Event of Termination.  If the Bank cannot provide one or more of the benefits set forth in this paragraph because Executive is no longer an employee, and applicable rules and regulations (including, but not limited to the Affordable Care Act) prohibit such benefits or the payment of such benefits in the manner contemplated, or it would subject the Bank to penalties, then the Bank shall pay Executive a cash lump sum payment reasonably estimated to be equal to the value of such benefits or the value of the remaining benefits at the time of such determination. Such cash payment shall be made in a lump sum within 30 days after the later of Executive’s date of termination or the effective date of the rules or regulations prohibiting such benefits or subjecting the Bank to penalties.
(e) Notwithstanding the foregoing, in the event the Executive is a Specified Employee (as defined herein), solely to the extent necessary to avoid penalties under Code Section 409A, payment to the Executive’s benefit pursuant to Sections 4(b), 4(c) and 4(d), if applicable, shall be made to the Executive on the first day of the seventh month following the Executive’s Event of Termination.  “Specified Employee” shall be interpreted to comply with Code Section 409A and shall mean a key employee within the meaning of Code Section 416(i) (without regard to paragraph 5 thereof), but an individual shall be a “Specified Employee” only if the Company or the Bank or any affiliate is a publicly traded company.
(f) For purposes of this Agreement, Event of Termination shall be construed to require a “Separation from Service” as defined in Code Section 409A and the Treasury Regulations promulgated thereunder, such that the Employer and Executive reasonably anticipate that the level of bona fide services Executive would perform after termination would permanently decrease to a level that is less than 50% of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding 36-month period.
(g) Notwithstanding anything in this Agreement to the contrary, Executive shall not be entitled to any severance payments or benefits under Section 4(b) of this Agreement unless and until (i) Executive executes a release (the “Release”) of his claims against the Bank, the Company and any affiliate, and their officers, directors, successors and assigns, releasing said persons from any and all claims, rights, demands, causes of action, suits, arbitrations or grievances relating to the employment relationship, including claims under Title VII of the Civil Rights Act of 1964 (race, color, religion, sex and national origin discrimination); 42 U.S.C. Section 1981 (age discrimination);  29 U.S.C. Section 621-634 (age discrimination); 29 U.S.C. Section 206(d)(i) (equal pay);  applicable state laws regarding discrimination including race, color, national origin, ancestry, religion, physical or mental disability, medical condition, military status, marital status, sex, gender, sexual orientation or age, but not including claims for benefits under tax-qualified plans or other benefit plans in which Executive is vested, claims for benefits required by applicable law or claims with respect to obligations set forth in this Agreement that survive the termination of this Agreement, and (ii) the severance payments or benefits shall not begin before the date Executive has signed (and not revoked) the Release and the Release has become irrevocable under the time period set forth under applicable law.  The Release must be executed and become irrevocable by the 60th day following the date of the Event of Termination, provided that if the 60-day period spans two (2) calendar years, then, to the extent necessary to comply with Code Section 409A, the severance payments and benefits described in Section 4(b) will be paid, or commence, in the second calendar year.  In order to comply with the requirements of Code Section 409A and applicable age discrimination laws, the release shall be provided to Executive no later than his Date of Termination and Executive shall have no fewer than twenty-one (21) days to consider the release, and following Executive’s execution of the release, Executive shall have seven (7) days to revoke said release.
(h) Notwithstanding anything in this Agreement to the contrary, Executive understands that nothing contained in this Agreement limits Executive’s ability to file a charge or complaint with the Securities and Exchange Commission (“SEC”) about a possible securities law violation without approval of the Bank (or any affiliate).  Executive further understands that this Agreement does not limit Executive’s ability to communicate with the SEC or otherwise participate in any investigation or proceeding that may be conducted by the SEC, including providing documents or other information, without notice to the Bank (or any affiliate) related to the possible securities law violation.  This Agreement does not limit Executive’s right to receive any resulting monetary award for information provided to the SEC.
5. CHANGE IN CONTROL.
(a) “Change in Control” shall mean (i) a change in the ownership of the Bank or the Company, (ii) a change in the effective control of the Bank or Company, or (iii) a change in the ownership of a substantial portion of the assets of the Bank or Company, as described below.
(i) A change in ownership occurs on the date that any one person, or more than one person acting as a group (as defined in Treasury Regulations section 1.409A-3(i)(5)(v)(B)), acquires ownership of stock of the Bank or Company that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of such corporation.
(ii) A change in the effective control of the Bank or Company occurs on the date that either (A) any one person, or more than one person acting as a group (as defined in Treasury Regulations section 1.409A-3(i)(5)(vi)(D)) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Bank or Company possessing 30% or more of the total voting power of the stock of the Bank or Company, or (B) a majority of the members of the Bank’s or Company’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Bank’s or Company’s board of directors prior to the date of the appointment or election, provided that this subsection (ii) is inapplicable where a majority shareholder of the Bank or Company is another corporation.
(iii) A change in a substantial portion of the Bank’s or Company’s assets occurs on the date that any one person or more than one person acting as a group (as defined in Treasury Regulations section 1.409A-3(i)(5)(vii)(C)) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Bank or Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of (i) all of the assets of the Bank or Company, or (ii) the value of the assets being disposed of, either of which is determined without regard to any liabilities associated with such assets.
(b) Notwithstanding anything in this Agreement to the contrary, in the event that the aggregate payments or benefits to be made or afforded to Executive in the event of a Change in Control would be deemed to include an “excess parachute payment” under Section 280G of the Code or any successor thereto, then the cash severance payable under this Agreement shall be reduced by the minimum amount necessary to result in no portion of the payments and benefits payable by the Employer under Section 4 being non-deductible pursuant to Code Section 280G and subject to an excise tax imposed under Code Section 4999.
6.  TERMINATION FOR DISABILITY OR DEATH.
(a) Termination of Executive’s employment based on “Disability” shall be construed to comply with Code section 409A and shall be deemed to have occurred if (i) the Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death, or last for a continuous period of not less than 12 months; (ii) by reason of any medically determinable physical or mental impairment which can be expected to result in death, or last for a continuous period of not less than 12 months, the Executive is receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Employer; or (iii) the Executive is determined to be totally disabled by the Social Security Administration. The provisions of paragraph 6(b) and (c) shall apply upon the termination of the Executive’s employment for Disability.
(b) The Executive shall be entitled to receive benefits under any short or long term disability plan maintained by the Employer.  To the extent such benefits are less than the Executive’s Base Salary, the Employer will pay Executive an amount equal to the difference between such disability plan benefits and the amount of Executive’s Base Salary for the longer of (i) the remaining term of the Agreement or (ii) one year following his termination of employment due to Disability.  Any payments required hereunder shall be payable in monthly installments and shall commence within 30 days following the date on which Executive is determined to be Disabled.
(c) The Employer will cause to be continued life insurance and non-taxable medical, dental and vision coverage substantially comparable, as reasonable or customarily available, to the coverage maintained by the Employer for Executive prior to his termination for Disability, except to the extent such coverage may be changed in its application to all Employer employees or not available on an individual basis to an employee terminated for Disability.  This coverage shall cease upon the earlier of (i) the date Executive returns to the full-time employment of the Employer; (ii) Executive’s full-time employment by another employer; (iii) Executive attaining the age of 65; or (iv) Executive’s death. If the Bank cannot provide one or more of the benefits set forth in this paragraph because Executive is no longer an employee, and applicable rules and regulations (including, but not limited to the Affordable Care Act) prohibit such benefits or the payment of such benefits in the manner contemplated, or it would subject the Bank to penalties, then the Bank shall pay Executive a cash lump sum payment reasonably estimated to be equal to the value of such benefits or the value of the remaining benefits at the time of such determination. Such cash payment shall be made in a lump sum within 30 days after the later of Executive’s date of termination or the effective date of the rules or regulations prohibiting such benefits or subjecting the Bank to penalties.
(d) In the event of Executive’s death during the term of the Agreement, his estate, legal representatives or named beneficiaries (as directed by executive in writing) shall be paid Executive’s Base Salary as defined in paragraph 3(a) at the rate in effect at the time of Executive’s death for a period of one (1) year from the date of Executive’s death, and the Employer will continue to provide non-taxable medical, dental, vision and other insurance benefits normally provided for Executive’s family (in accordance with its customary co-pay percentages) for one (1) year after Executive’s death.  If the Bank cannot provide one or more of the benefits set forth in this paragraph because Executive is no longer an employee, and applicable rules and regulations (including, but not limited to the Affordable Care Act) prohibit such benefits or the payment of such benefits in the manner contemplated, or it would subject the Bank to penalties, then the Bank shall pay Executive a cash lump sum payment reasonably estimated to be equal to the value of such benefits or the value of the remaining benefits at the time of such determination. Such cash payment shall be made in a lump sum within 30 days after the later of Executive’s date of termination or the effective date of the rules or regulations prohibiting such benefits or subjecting the Bank to penalties.
Such payments are in addition to any other life insurance benefits that the Executive’s beneficiaries may be entitled to receive under any employee benefit plan maintained by the Employer for the benefit of the Executive, including, but not limited to, the Employer’s tax-qualified retirement plans.
7.  TERMINATION FOR CAUSE.
(a) The Employer may terminate the Executive’s employment at any time, but any termination other than Termination for Cause, as defined herein, shall not prejudice the Executive’s right to compensation or other benefits under the Agreement.  The Executive shall have no right to receive compensation or other benefits for any period after Termination for “Cause.”  Termination for “Cause” shall include termination because of the Executive’s personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, material breach of the Employer’s Code of Ethics, material violation of the Sarbanes-Oxley requirements for officers of public companies that in the reasonable opinion of the CEO or the Board will likely cause substantial financial harm or substantial injury to the reputation of the Employer, willfully engaging in actions that in the reasonable opinion of the CEO or the Board will likely cause substantial financial harm or substantial injury to the business reputation of the Employer, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than routine traffic violations or similar offenses) or final cease-and-desist order, or material breach of any provision of the Agreement.
(b) For purposes of this Section, no act or failure to act, on the part of the Executive, shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Employer.  Any act, or failure to act, based upon the direction of the CEO or based upon the advice of counsel for the Employer shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Employer.
8.  NOTICE.
(a) Any purported termination by the Employer for Cause shall be communicated by Notice of Termination to Executive.  If, within 30 days after any Notice of Termination for Cause is given, Executive notifies the Employer that a dispute exists concerning the termination, the parties shall promptly proceed to arbitration.  Notwithstanding the pendency of any such dispute, the Employer shall discontinue paying Executive’s compensation until the dispute is finally resolved in accordance with this Agreement.  If it is determined that Executive is entitled to compensation and benefits under Section 4 of this Agreement, the payment of such compensation and benefits by the Employer shall commence immediately following the date of resolution by arbitration, with interest due Executive on the cash amount that would have been paid pending arbitration (at the prime rate as published in The Wall Street Journal from time to time).
(b) Any other purported termination by the Employer or by Executive shall be communicated by a Notice of Termination to the other party.  If, within 30 days after any Notice of Termination is given, the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the parties shall promptly proceed to arbitration as provided in below.  Notwithstanding the pendency of any such dispute, the Employer shall continue to pay Executive his Base Salary, and other compensation and benefits in effect when the notice giving rise to the dispute was given (except as to termination of Executive for Cause); provided, however, that such payments and benefits shall not continue beyond the date that is 36 months from the date the Notice of Termination is given.  In the event the voluntary termination by Executive of his employment is disputed by the Employer, and if it is determined in arbitration that Executive is not entitled to termination benefits pursuant to this Agreement, he shall return all cash payments made to him pending resolution by arbitration, with interest thereon at the prime rate as published in The Wall Street Journal from time to time if it is determined in arbitration that Executive’s voluntary termination of employment was not taken in good faith and not in the reasonable belief that grounds existed for his voluntary termination.  If it is determined that the Executive is entitled to receive severance benefits under this Agreement, then any continuation of Base Salary and other compensation and benefits made to the Executive under this Section shall offset the amount of any severance benefits that are due to the Executive under this Agreement.
(c) For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated and “Date of Termination” shall mean the date of the Notice of Termination.
9.  POST-TERMINATION OBLIGATIONS.
(a) The Executive hereby covenants and agrees that, for a period of one year following his termination of employment with the Employer, he shall not, without the written consent of the Employer, either directly or indirectly:

(i) solicit, offer employment to, or take any other action intended (or that a reasonable person acting in like circumstances would expect) to have the effect of causing any officer or employee of the Employer or any of its affiliates to terminate his or her employment and accept employment or become affiliated with, or provide services for compensation in any capacity whatsoever to, any business whatsoever that competes with the business of the Employer or any of its affiliates or has headquarters or offices within 50 miles of the locations in which the Employer or its affiliates has business operations or has filed an application for regulatory approval to establish an office;
(ii) become an officer, employee, consultant, director, independent contractor, agent, sole proprietor, joint venturer, greater than 5% equity-owner or stockholder, partner or trustee of any savings bank, savings and loan association, savings and loan holding company, credit union, bank or bank holding company, insurance company or agency, any mortgage or loan broker or any other entity competing with the Employer or its affiliates in the same geographic locations where the Employer or its affiliates has material business interests; provided, however, that this restriction shall not apply if the Executive’s employment is terminated following a Change in Control; or
(iii) solicit, provide any information, advice or recommendation or take any other action intended (or that a reasonable person acting in like circumstances would expect) to have the effect of causing any customer of the Employer or its affiliates to terminate an existing business or commercial relationship with the Employer or its affiliates.
(b) Executive shall, upon reasonable notice, furnish such information and assistance to the Employer and/or its affiliates, as may reasonably be required by the Employer and/or its affiliates, in connection with any litigation in which it or any of its subsidiaries or affiliates is, or may become, a party; provided, however, that Executive shall not be required to provide information or assistance with respect to any litigation between the Executive and the Employer, or any of its affiliates.
(c) All payments and benefits to the Executive under this Agreement shall be subject to the Executive’s compliance with this Section.  The parties hereto, recognizing that irreparable injury will result to the Employer, its business and property in the event of the Executive’s breach of this Section, agree that, in the event of any such breach by the Executive, the Employer will be entitled, in addition to any other remedies and damages available, to an injunction to restrain the violation hereof by the Executive and all persons acting for or with the Executive.  The Executive represents and admits that the Executive’s experience and capabilities are such that the Executive can obtain employment in a business engaged in other lines and/or of a different nature than the Employer, and that the enforcement of a remedy by way of injunction will not prevent the Executive from earning a livelihood.  Nothing herein will be construed as prohibiting the Employer from pursuing any other remedies for such breach or threatened breach, including the recovery of damages from the Executive.
10.  SOURCE OF PAYMENTS.
All payments provided in this Agreement shall be timely paid in cash or check from the general funds of the Bank.  The Company, however, guarantees payment and provision of all amounts and benefits due hereunder to Executive, and if such amounts and benefits due from the Bank are not timely paid or provided by the Bank, such amounts and benefits shall be paid or provided by the Company.
11.  EFFECT ON PRIOR AGREEMENTS AND EXISTING BENEFITS PLANS.
This Agreement contains the entire understanding between the parties hereto and supersedes any prior employment agreement between the Employer or any predecessor of the Employer and Executive, including the Prior Agreement, except that this Agreement shall not affect or operate to reduce any benefit or compensation inuring to Executive of a kind elsewhere provided.  No provision of this Agreement shall be interpreted to mean that Executive is subject to receiving fewer benefits than those available to him without reference to this Agreement.
12.  NO ATTACHMENT; BINDING ON SUCCESSORS.
(a) Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void, and of no effect.
(b) This Agreement shall be binding upon, and inure to the benefit of, Executive and the Employer and their respective successors and assigns.
13.  MODIFICATION AND WAIVER.
(a) This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.
(b) No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel.  No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future as to any act other than that specifically waived.
14.  REQUIRED PROVISIONS.
(a) The Employer may terminate Executive’s employment at any time, but any termination by the Employer’s Board other than Termination for Cause hereof shall not prejudice Executive’s right to compensation or other benefits under this Agreement.  Executive shall have no right to receive compensation or other benefits for any period after Termination for Cause.
(b) If Executive is suspended from office and/or temporarily prohibited from participating in the conduct of the Employer’s affairs by a notice served under Section 8(e)(3) [12 U.S.C. §1818(e)(3)] or 8(g)(1) [12 U.S.C. §1818(g)(1)] of the Federal Deposit Insurance Act, the Employer’s obligations under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings.  If the charges in the notice are dismissed, the

Employer may in its discretion (i) pay Executive all or part of the compensation withheld while its Agreement obligations were suspended and (ii) reinstate (in whole or in part) any of its obligations which were suspended.
(c) If Executive is removed and/or permanently prohibited from participating in the conduct of the Employer’s affairs by an order issued under Section 8(e)(4) [12 U.S.C. §1818(e)(4)] or 8(g)(1) [12 U.S.C. §1818(g)(1)] of the Federal Deposit Insurance Act, all obligations of the Employer under this Agreement shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.
(d) If the Employer is in default as defined in Section 3(x)(1) [12 U.S.C. §1813(x)(1)] of the Federal Deposit Insurance Act, all obligations of the Employer under this Agreement shall terminate as of the date of default, but this paragraph shall not affect any vested rights of the contracting parties.
(e) All obligations under this Agreement shall be terminated, except to the extent determined that continuation of the Agreement is necessary for the continued operation of the Employer, (i) by the Director of the Bank’s primary federal regulator or his or her designee, at the time the FDIC enters into an agreement to provide assistance to or on behalf of the Employer under the authority contained in Section 13(c) [12 U.S.C. §1823(c)] of the Federal Deposit Insurance Act; or (ii) by the Director or his or her designee at the time the Director or his or her designee approves a supervisory merger to resolve problems related to operation of the Employer or when the Employer is determined by the Director to be in an unsafe or unsound condition.  Any rights of the parties that have already vested, however, shall not be affected by such action.
(f) Notwithstanding anything herein contained to the contrary, any payments to Executive, whether pursuant to this Agreement or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1828(k), and the regulations promulgated thereunder in 12 C.F.R. Part 359.
15.  SEVERABILITY.
If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid, such invalidity shall not affect any other provision of this Agreement or any part of such provision not held so invalid, and each such other provision and part thereof shall to the full extent consistent with law continue in full force and effect.
16.  HEADINGS FOR REFERENCE ONLY.
The headings of sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.
17.  GOVERNING LAW.
This Agreement shall be governed by the laws of the Commonwealth of Pennsylvania but only to the extent not superseded by federal law.

18.  ARBITRATION.
Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a single arbitrator sitting in a location selected by the Executive within 25 miles of Stroudsburg, Pennsylvania in accordance with the rules of the American Arbitration Association then in effect.  Judgment may be entered on the arbitrator’s award in any court having jurisdiction; provided, however, that Executive shall be entitled to seek specific performance of his right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.
19.  INDEMNIFICATION.
(a) The Executive shall be provided with coverage under a standard directors’ and officers’ liability insurance policy.  The Employer shall indemnify Executive to the fullest extent permitted against all expenses and liabilities reasonably incurred by him in connection with or arising out of any action, suit or proceeding in which he may be involved by reason of his having been an officer of the Employer (whether or not he continues to be an officer at the time of the of incurring such expenses or liabilities) such expenses and liabilities to include, but not be limited to, judgments, court costs and attorneys’ fees and the cost of reasonable settlements (such settlements must be approved by the Board), provided that the Employer shall not be required to indemnify or reimburse Executive for legal expenses or liabilities incurred in connection with an action, suit or proceeding arising from any illegal or fraudulent act committed by Executive. Any such indemnification shall be made consistent with Section 18(k) of the Federal Deposit Insurance Act, 12 U.S.C. §1828(k), and the regulations issued thereunder in 12 C.F.R. Part 359.
20.  NOTICE.
For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below:

To the Company:	ESSA Bancorp, Inc. 200 Palmer Street Stroudsburg, PA 18360
To the Bank:	ESSA Bank & Trust 200 Palmer Street Stroudsburg, PA 18360
To Executive:	Peter A. Gray Address on file with the Bank

SIGNATURES
IN WITNESS WHEREOF, the Employer has caused this Agreement to be executed by its duly authorized representative, and Executive has signed this Agreement, on the date first above written.
ESSA BANCORP, INC.

January 3, 2022
Date	By: /s/ Gary S. Olson Gary S. Olson, President and Chief Executive Officer

ESSA BANK & TRUST

January 3, 2022
Date	By: /s/ Gary S. Olson Gary S. Olson, President and Chief Executive Officer

EXECUTIVE:

January 3, 2022
Date	/s/ Peter A. Gray Peter A. Gray